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                                                                    EXHIBIT 99.1

                       [SCHERING-PLOUGH CORP. LETTERHEAD]

RATIONALE

On Feb. 18, 2004, Standard & Poor's Ratings Services lowered its corporate credit and senior unsecured debt ratings on pharmaceutical manufacturer Schering-Plough Corp. to 'A-' from 'A'. At the same time, Standard & Poor's lowered its short-term corporate credit and commercial paper rating on Schering-Plough to 'A-2' from 'A-1'. The outlook is negative.

         The ratings have been removed from CreditWatch, where they were placed Jan. 26, 2004, following the company's announcement that its 2004 operating losses would be worse than those recorded in 2003.

         The downgrade reflects Standard & Poor's belief that Schering-Plough's earnings prospects remain highly uncertain, that the operational turnaround being implemented by the company's new management will take several years, and that the company's financials will significantly deteriorate given its reduced cash flows and increasing cash needs.

         The investment-grade ratings on Kenilworth, N.J.-based Schering-Plough reflect the company's strong position in the highly profitable pharmaceutical business given its diverse drug portfolio, the promise of the recently launched cholesterol drug Zetia, and its conservative financial profile.

         Despite the loss of sales of longtime mainstay allergy drug Claritin after its U.S. patent expiration in late 2002, Schering-Plough continues to maintain a diverse portfolio that features major products PEG-Intron, Clarinex, Nasonex, Remicade, Integrilin, and Zetia.

         The company's best sales growth prospect is Zetia, a treatment for lowering cholesterol levels that Schering-Plough launched with its co-marketing partner Merck & Co. in late 2002. The fast-growing, $20 billion market for drugs that reduce cholesterol is currently dominated by statin drugs, but Zetia, because of its unique mechanism of action, can be used in conjunction with these statins or by itself. With the help of Merck, which sells one of the leading statins, Zocor, Zetia now captures more than 5% of new prescriptions. Sales growth of the Zetia franchise could accelerate once the combination Zetia/Zocor pill reaches market, which is expected by late 2004. The combination pill not only makes it more convenient to dose, but also removes the need for two co-payments for the
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combination treatment and makes it easier for physicians to prescribe.

         Sales prospects are also strong for the rheumatoid arthritis treatment Remicade and the cardiovascular treatment Integrilin, two products in-licensed by the company. Schering-Plough holds the international rights for Remicade, which is expected to generate especially strong sales given the fast-growing market for rheumatoid arthritis treatments. Another indication for the treatment of psoriasis, currently in Phase III clinical trials, would significantly expand the market for the drug. The company is also seeking to increase marketing support behind its inhaled nasal steroid, Nasonex, in order to recapture lost market share.

         Schering-Plough's other major franchises, PEG-Intron and Clarinex, both of which still have major market shares, are experiencing heavy competitive pressures. PEG-Intron, which previously dominated the market for hepatitis C treatments, has lost significant share to a new rival, Hoffman-La Roche Inc.'s drug Pegasys. Hoffman-La Roche (unrated) has aggressively priced its own combination treatment, Pegasys/Copegus, at a significant discount to Schering-Plough's PEG-Intron/Rebetol combination. Consequently, Schering-Plough has seen its share of new prescriptions sink significantly from its nearly 100% level in 2002, to just under 50%. This rapid erosion in market share is especially disappointing because the PEG-Intron franchise had become critically important to the company after it lost exclusivity on Claritin. The company has reorganized its sales force behind PEG-Intron and is now launching a more convenient REDIPEN version of the treatment. However, Standard & Poor's does not expect a quick reversal of the lost PEG-Intron share. Furthermore, generic versions of the companion drug Rebetol may reach market soon, causing a further erosion of sales for the overall franchise.

         Separately, Clarinex, a second-generation antihistamine and successor to Claritin, has not received a favorable reimbursement status from major managed-care providers, now that a much lower priced over-the-counter Claritin is available. Where Claritin had nearly 40% of the antihistamine market in 2001, Clarinex has been able to garner only 15% of total new prescriptions.

         Meanwhile, Schering-Plough continues to struggle with several important corporate issues. First, the inability to bring manufacturing into compliance with FDA guidelines has forced the company to operate under a consent decree that mandates the revalidation of its drugs manufacturing processes by Dec. 31, 2005. At the same time, the near-term product
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pipeline is relatively bare. Other than the high-potential Zetia/Zocor combination pill, the company has only one other prospect with significant potential, the anti-fungal Noxafil. Lastly, the U.S. Attorney's Office for the District of Massachusetts is investigating the company's sales, marketing, and clinical trial practices. During the third quarter of 2003, Schering-Plough raised its litigation reserve by $350 million in connection with this investigation and other outstanding legal matters.

         Nevertheless, Schering-Plough's portfolio, which includes other significant products such as Nasonex, Remicade, and the cardiovascular treatment Integrilin, remains relatively diverse. Indeed, whereas Claritin once accounted for almost a third of the company's total revenues, the Intron franchise, now the best selling, accounts for a more manageable 22% of total sales. Zetia has the potential to make a huge impact on the marketplace. None of Schering-Plough's major products face patent expiration in the next several years. Clarinex is the earliest, in 2007.

         The company continues to maintain a very conservative financial profile, characterized by a net cash position. Operating margins have declined to roughly 15% from 34% in 2000 because of increased R&D spending, promotional spending to launch Zetia and OTC Claritin, and the loss of high-margin prescription Claritin and PEG-Intron sales. Return on capital declined during the same period, to under 20% from nearly 55%. Margins and returns will likely continue to decline in the intermediate term, as lower margin foreign sales and sales of products licensed from other companies make up a greater portion of overall sales. To improve profitability, the company has embarked on a cost-containment program, including a 10% reduction in payroll and related expenses. Nevertheless, Schering-Plough's leverage measures are expected to remain strong and consistent with the current ratings.

Liquidity.

Even with lowered product sales expectations, Standard & Poor's believes that Schering-Plough will maintain a very high level of liquidity. As of Sept. 30, 2003, the company had $4.3 billion of on-hand cash and investments. The company faces no near-term debt maturities. Schering-Plough has taken the prudent step of recently cutting its dividend dramatically, reducing cash outflow to just more than $300 million from $1 billion annually. Schering-Plough also recently termed out $2.4 billion of debt.
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OUTLOOK

The outlook is negative. Schering-Plough is in an important transition. However, any turnaround will be a protracted process, given the various marketing, manufacturing, R&D, and legal issues faced by the company, and success is highly uncertain. In the meantime, operating performance and cash flow protection measures are expected to deteriorate, especially given the possibility of significant cash outlays in the intermediate term relating to settlement of ongoing investigations into the company's marketing practices. Failure to improve its operating performance and/or financial profile will result in a company downgrade in the next couple of years.

RATINGS LIST

Schering-Plough Corp.
Downgraded                    To           From
  Corporate credit            A-/Neg       A/Watch Neg
  Senior unsecured            A-           A/Watch Neg
  Commercial paper            A-2          A-1/Watch Neg